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                                                                  EXHIBIT T3A-13

                            ARTICLES OF INCORPORATION

                                       OF

                           IMPERIAL WEST CHEMICAL CO.

         FIRST. The name of the corporation is IMPERIAL WEST CHEMICAL CO.

         SECOND. Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

         THIRD. The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

                          To engage in any lawful activity and to manufacture,
                  purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

                           To hold, purchase and convey real and personal estate
                  and to mortgage or lease any such real and personal estate with its franchise and to take the same by devise or bequest.

                           To acquire, and pay for in cash, stock or bonds of
                  this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

                           To acquire, hold, use, sell, assign, lease, grant
                  license in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

                           To guarantee, purchase, hold, sell, assign, transfer,
                  mortgage, pledge, or otherwise dispose of the shares of the capital stock of or any bonds, securities or evidence of the indebtedness created by any other corporation or corporations of this state, or any other state or government, and, while owner of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the rights of others, if any.

                           To borrow money and contract debts when necessary for
                  the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or


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                  for any other lawful purposes of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at specified time or times, or payable upon the happening of a specific event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed, or a payment for property purchased, or acquired, or for any other lawful objects.

                           To purchase, hold, sell and transfer shares of its
                  own capital stock, and use therefor its capital, capital surplus, surplus, or other property or funds; provided it shall not use its funds or property for the purchase of its own share of capital stock when such use would cause any impairment of its capital; and provided further, that shares of its own capital stock belonging to it shall not be voted upon, directly or indirectly, not counted as outstanding, for the purpose of computing any stockholders' quorum or vote.

                           To conduct business, have one or more offices, and
                  hold, purchase, mortgage or convey real and personal property in this sate, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in any foreign countries.

                           To do all and everything necessary and proper for the
                  accomplishment of the objects hereinbefore enumerated or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects hereinabove set forth.

                           The objects and purposes specified in the foregoing
                  clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clause in these articles of incorporation, but the objects and purposes specified in each of the foregoing clauses of there articles shall be regarded as independent objects and purposes.

         FOURTH. The amount of the total authorized capital stock of the corporation is twenty five thousand dollars ($25,000.00) consisting of twenty five thousand (25,000) shares of stock with a par value of one dollar ($1.00) each.

         FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this corporation, provided that the number of directors shall not be reduced to less than three (3), except that in cases where all the shares of the corporation are

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owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.

         The names and post office addresses of the first board of directors, which shall be four in number, are as follows:

                  George Edward
                  4312 Hunts Point Road
                  Bellevue, Washington

                  Roy H. Weaver
                  111 76th NE.
                  Seattle, Washington  98115

                  James W. Miflin
                  8001 Sandpoint Way, N.E.
                  Seattle, Washington  98115

                  D.A. Huckabay
                  1632 Siskiyou Drive
                  Walnut Creek, California  94596

         SIXTH. The capital stock, after the amount of the subscription price, or par value has been paid shall not be subject to assessment to pay the debts of the corporation.

         SEVENTH. The name and post office address of each of the incorporators signing the articles of incorporation are as follows:

                  Roger W. Pearson
                  300 Montgomery Street, Suite 930
                  San Francisco, California  94104

                  John R. Domingos
                  300 Montgomery Street, Suite 930
                  San Francisco, California  94104

                  David L. Olson
                  Montgomery Street, Suite 930
                  San Francisco, California  94104

         EIGHTH. The corporation is to have perpetual existence.

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         NINTH. Meetings of stockholders may be held outside the State of
Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

         TENTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, each above named first incorporator of this corporation has executed these articles of incorporation.


DATED: August 12, 1977

                                                     /s/ Roger W. Pearson
                                                     ---------------------------
                                                     ROGER W. PEARSON


                                                     /s/ John R. Domingos
                                                     ---------------------------
                                                     JOHN R. DOMINGOS


                                                     /s/ David L. Olson
                                                     ---------------------------
                                                     DAVID L. OLSON